SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Neuberger Berman High Yield Strategies Fund Inc.

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Saba Capital Master Fund, Ltd.

Saba Capital Master Fund II, Ltd.

Saba Capital CEF Opportunities 1, Ltd.

Saba Capital CEF Opportunities 2, Ltd.

Saba Capital Special Opportunities Fund, Ltd.

Boaz R. Weinstein

Frederic Gabriel

Arthur D. Lipson

Thomas H. McGlade

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Shareholders:

We own approximately 3.8 million shares (19.3%) of Neuberger Berman High Yield Strategies Fund Inc. (“NHS” or the “Fund”). The purpose of this letter is to inform you, our fellow shareholders, about our proxy campaign with NHS. Over the next month you will receive numerous letters and phone calls orchestrated by the Fund’s investment advisor, Neuberger Berman—a campaign to deceive you with false or misleading information. Neuberger Berman will charge the cost of this campaign to you as “expenses.” We want to take the opportunity, before all of that starts, to set the record straight.

Neuberger Berman will try to convince you that our interests are not aligned with yours. But we are a shareholder just like you; we profit when you profit and lose money when you lose money. The Fund’s trustees, by contrast, are not aligned with your interests. Of the Fund’s 12 trustees, only one trustee has an investment in this Fund, and it is minimal. In fact, not a single trustee attended the Fund’s 2018 annual meeting of shareholders. How can the trustees fight for shareholders when they do not even show up to the meeting?

Persistently High Discount

Despite what you may hear from Neuberger, the Fund traded at an average discount to net asset value of -14.5% in 2018. This discount means that when your holdings are worth $100, you can only sell them for $85.5. Sadly, the Fund has traded at a discount for each of the last 81 months and counting! To the detriment of all shareholders, Neuberger Berman has either ignored the discount or been ineffective in addressing it.

Since Saba began buying the Fund’s shares, the Fund’s discount has narrowed sharply to -7% to the benefit of all shareholders. The discount today is at a six-year low, and we believe this signifies that shareholders are expecting Saba to be successful in bringing about change to the Fund. If Saba is not successful, we believe the discount will revert into the double digits, causing a loss for you.

High Fees Earned through Increased Investor Risk

According to Morningstar, the Fund’s total expense ratio was 2.96% for 2018. A significant portion of this expense comes from high advisory fees and operating expense. One reason Neuberger Berman is able to extract such high advisory fees from your investment comes from the definition of “managed assets” in its advisory agreement. Instead of charging you fees based on the market value of the Fund, they are able to charge 73% more in fees. This scheme has clearly misaligned incentives between shareholders and management, and, we believe, incents Neuberger Berman to run a high level of leverage (since high leverage increases their fees) in this portfolio of already risky high yield bonds.

History of Violating Federal Law and $2.7 Million Penalty

We are also concerned about Neuberger’s commitment to shareholders given recent news regarding violations of federal law. In just the past year, an affiliate of Neuberger Berman entered into a settlement with the SEC for violations of the U.S. Investment Advisers Act of 1940 for impermissibly charging expenses to shareholders.  As part of its settlement, Neuberger Berman’s affiliate agreed to cease and desist from further violations of law and was required to pay more than $2.7 million in penalty fines and disgorgement.

* * *

Please take a few minutes to sign, date and mail the GOLD proxy card following the instructions on the enclosed card. Your vote will help allow us to get you the value you deserve for your investment.

Sincerely,

Saba Capital Management, L.P.

212-542-4646

Legend

Saba Capital Management, L.P. (“Saba Capital”), Saba Capital Master Fund, Ltd., Saba Capital Master Fund II, Ltd., Saba Capital CEF Opportunities 1, Ltd., Saba Capital CEF Opportunities 2, Ltd., Saba Capital Special Opportunities Fund, Ltd., a separately managed account managed by Saba Capital, Boaz R. Weinstein, Frederic Gabriel, Arthur D. Lipson, and Thomas H. McGlade (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of Neuberger Berman High Yield Strategies Fund Inc. (the “Fund”). All shareholders of the Fund are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card has been furnished to some or all of the Fund’s shareholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by Saba Capital with the SEC on August 28, 2019.